Exhibit 10.19
                              EMPLOYMENT AGREEMENT

          THIS AGREEMENT is made as of the 30th day of June, 1998 by and between Esquire Communications Ltd., a Delaware corporation, with offices at 750 B Street, Suite 2350, San Diego, California 92101 (the "Corporation") and David A. Higson, residing at Poway, California (the "Employee").

                              W I T N E S S E T H :

          WHEREAS, the Corporation desires to continue to employ the Employee and the Employee desires to continue to accept such employment upon the terms and conditions contained in this Agreement;

          NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the parties agree as follows:

          1. Term of Employment

          Subject to the terms and conditions set forth in this Agreement, the Corporation hereby agrees to employ the Employee, and the Employee accepts such employment, in an executive capacity as Executive Vice President and Chief Financial Officer of the Corporation for the period beginning on the date hereof and continuing for a period of one year or until earlier terminated as provided herein. Upon the expiration of said one -year period, this Agreement shall be automatically renewed on a year to year basis unless terminated by either the Corporation or the Employee by the giving of written notice of termination to the other party hereto at least 60 days' prior to the expiration of the initial term or any successive term.

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          2. Duties

          2.1. As Executive Vice President and Chief Financial Officer, the Employee shall perform such duties and discharge such responsibilities as the Chief Executive Officer of the Corporation shall from time to time direct, which duties and responsibilities shall be commensurate with the Employee's position as Executive Vice President and Chief Financial Officer. The Employee agrees to perform such duties and discharge such responsibilities in a faithful manner and to the best of Employee's ability. The Employee agrees to devote full business time and attention to the business and affairs of the Corporation and its subsidiaries and to use best efforts to promote the interest of the Corporation and its subsidiaries. The Employee further agrees that Employee will not engage in any outside business concerns or activities, without the written consent of the Corporation's Chief Executive Officer.

          2.2. The Chief Executive Officer of the Corporation reserves the right from time to time to assign to the Employee additional duties and responsibilities and to delegate to other employees of the Corporation duties and responsibilities normally discharged by the Employee. All such assignments and delegations of duties and responsibilities shall be made in good faith and shall not materially affect the general character of the work to be performed by the Employee. The Employee shall hold such officerships and directorships in the Corporation and any subsidiary to which, from time to time, Employee may be appointed or elected during the term of this Agreement.

          3. Compensation

          3.1. The Employee shall receive an annual base salary at the rate of $175,000 per annum, payable in accordance with the Corporation's normal payroll practices. The Corporation shall deduct or withhold from such payments, and from all other payments made to the Employee pursuant to this Agreement, all amounts which may be required to be deducted or withheld under any applicable law now in effect or which may become effective during the term of this Agreement (including but not limited to Social Security contributions and income tax withholdings). Any salary and other compensation to be paid to the Employee hereunder may be paid by subsidiaries of the Corporation, and not by the Corporation, in such proportion as shall be allocated among them by the Corporation and such subsidiary.

          3.2. The Employee shall be entitled to participate in, and receive benefits from, any insurance, medical, disability, bonus, incentive compensation, stock option or other employee benefit plan, if any are adopted, of the Corporation or any subsidiary which may be in effect at any time during the course of his employment by the Corporation and which shall be generally available to the Employee on terms no less favorable than to other executive officers of the Corporation or its subsidiaries. The Employee shall be entitled to receive up to 50% of his base salary as a bonus in accordance with any incentive bonus program which the Corporation has in effect during the term of this Agreement.

          3.3. In the event this Agreement is not renewed by the Corporation in accordance with Article 1 of this Agreement, the Corporation shall continue to pay to the Employee the Employee's annual base salary for a period of six months following the expiration of the initial term or any successive term, payable in accordance with the Corporation's normal payroll practices. In addition, during such six month period of time, the Corporation shall continue to provide to Employee (a) his automobile allowance (including reimbursement for related expenses as set forth in Section 4 below) and (b) the medical and any other benefits he was receiving from the Corporation prior to termination.

          4. Reimbursement for Expenses

          The Corporation or its subsidiaries shall reimburse the Employee for expenses which the Employee may from time to time reasonably incur on behalf of and at the request of the Corporation in the performance of Employee's responsibilities and duties under this Agreement, provided that the Employee shall be required to account to the Corporation for such expenses in the manner prescribed by the Corporation. In recognition of Employee's need for an automobile for business purposes, the Corporation should provide to Employee an automobile allowance not to exceed $1,200 per month and shall reimburse Employee for all related expenses, including gasoline, repairs, insurance and maintenance.


          5. Termination of Employment by Reason of Death

          If the Employee shall die during the term of this Agreement, this Agreement shall terminate automatically as of the date of death and the Corporation shall pay to the Employee's legal representatives the compensation which would otherwise be payable to the Employee up to the end of the month in which death occurs and no more.

          6. Termination of Employment by Reason of Disability

          If the Employee shall become temporarily disabled during the term of this Agreement, all of the Employee's rights under this Agreement shall continue until such time as the Employee either returns to work or is deemed "permanently disabled" (as hereinafter defined in Section 6.1).

          6.1. If the Employee shall be deemed permanently disabled, the Employee's employment shall immediately terminate at such time that the Employee is deemed to be permanently disabled. The Employee shall be deemed permanently disabled for purposes of this Agreement if: (i) in the opinion of the Chief Executive Officer, the Employee is unable to render full-time service to the Corporation pursuant to the terms of this Agreement for three consecutive months, or (ii) in the opinion of the Chief Executive Officer, the Employee is unable to render full-time service to the Corporation pursuant to the terms of this Agreement for four months out of any twelve consecutive month period.

          7.Termination of Employment for Cause

          The Corporation may immediately terminate the Employee's employment in the event that the Employee shall do or cause to be done any act which constitutes "cause" (as hereinafter defined) for termination. For purposes of this Agreement, cause shall be deemed to mean a material breach by the Employee of this Agreement, continued neglect or refusal to attend to the material duties assigned to Employee by the Chief Executive Officer of the Corporation, gross negligence or willful misconduct in the performance of Employee's duties, dishonesty to the Corporation (including, without limitation, conviction of a crime in any court which could have the effect of causing the termination or suspension of any license which the Corporation holds), conviction of a felony or excessive absenteeism not related to disability. Should the Employee's employment be terminated by the Corporation for cause, the Corporation's only obligation shall be to pay the Employee the salary and other compensation under Sections 3.1 and 3.2 of this Agreement which has accrued as of the date of such termination. Nothing contained in this Article 7 shall in any way waive, restrict or prejudice the Corporation's rights and remedies in equity and at law against the Employee with respect to the matter for which the Employee's employment under this Agreement is terminated for cause. If Employee's employment is terminated without cause, all options to purchase Common Stock of the Corporation shall immediately vest and Employee shall have all rights and remedies available under law.

          8. Confidentiality

          During the course of employment as an employee of the Corporation, the Employee has had, and will have, access to and will gain knowledge with respect to all of the lines of business of the Corporation, including service information, information concerning customers, court reporters, and other valuable information relating to the development, marketing and sale of services of the Corporation ("Confidential Information"). The parties also agree that covenants by the Employee not to make unauthorized disclosures of the Confidential Information and not to use the Confidential Information after the termination of the Employee's employment with the Corporation in a business in competition with that of the Corporation are essential to the growth and stability of the business of the Corporation. Accordingly, Employee agrees that, except as required by Employee's duties under this Agreement, Employee shall not take, use, or disclose to anyone in documentary form or through electronic media or otherwise, at any time during or after the term of this Agreement, any Confidential Information obtained by Employee in the course of employment with the Corporation.

          9. Non-Competition

          9.1. During the term of this Agreement and for a period of 12 months from the date of the termination of this Agreement in accordance with its terms, the Employee agrees that he shall not directly or indirectly, for his own account or as agent, employee, officer, director, trustee, consultant or shareholder of any corporation or a member of any firm or otherwise, anywhere within 100 miles of any office of the Corporation engage or attempt to engage in any business activity which is the same as, substantially similar to or directly competitive with the Corporation.

          9.2. During the term of this Agreement and for a period of 24 months from the date of termination of this Agreement in accordance with its terms, the Employee agrees that he shall not, directly or indirectly, for his own account or as agent, employee, officer, director, trustee, consultant or shareholder of any corporation, or member of any firm or otherwise, employ or solicit the employment or retention of any court reporter retained by the Corporation or any employee of the Corporation.

          9.3. The Employee acknowledges and agrees that the foregoing territorial and time limitations and restrictive covenants are reasonable and properly required for the adequate protection of the business and affairs of the Corporation, and in the event any such territorial or time limitation is found to be unreasonable by a court of competent jurisdiction, the Employee agrees and submits to the reduction of either said territorial or time limitation or both, to such an area or period as the court may determine to be reasonable.

          10. Notices

          All notices and other communications given pursuant to this Agreement shall be deemed to have been properly given or delivered at the time when hand delivered, when received if sent by telecopier or by same day or overnight recognized commercial courier service, or three days after being mailed, by certified mail, postage prepaid, addressed to the appropriate party, at the address for such party set forth at the beginning of this Agreement. Any party may from time to time designate by written notice given pursuant to this Article 11 any other address or party to which any such notice or communication or copies thereof shall be sent.

          11. Equitable Relief

          The Employee acknowledges that the Corporation will suffer damages incapable of ascertainment in the event that any of the provisions of Articles 8 or 9 hereof are breached and that the Corporation will be irreparably damaged in the event that the provisions of Articles 8 or 9 are not enforced. Therefore, should any dispute arise with respect to the breach or threatened breach of Articles 8 or 9 of this Agreement, the Employee agrees and consents, that in addition to any and all other remedies available to the Corporation, an injunction or restraining order or other equitable relief may be issued or ordered by a court of competent jurisdiction restraining any breach or threatened breach of Articles 8 or 9 of this Agreement. The Employee agrees not to assert in any such action that an adequate remedy exists at law. All expenses, including, without limitation, attorney's fees and expenses incurred in connection with any legal proceeding arising as a result of a breach or threatened breach of Articles 8 or 9 of this Agreement shall be borne by the losing party to the fullest extent permitted by law and the losing party hereby agrees to indemnify and hold the other party harmless from and against all such expenses.

          12. Miscellaneous

          12.1 This Agreement shall be governed by the internal domestic laws of the State of California without reference to conflict of laws principles. This Agreement shall be binding upon and inure to the benefit of the legal representatives, successors and assigns of the parties hereto (provided, however, that the Employee shall not have the right to assign this Agreement in view of its personal nature). All headings and subheadings are for convenience only and are not of substantive effect. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, understandings and writings (or any part thereof) whether oral or written between the parties hereto relating to the subject matter hereof. There are no oral agreements in connection with this Agreement. Neither this Agreement nor any provision of this Agreement may be waived, modified or amended orally or by any course of conduct but only by an agreement in writing duly executed by both of the parties hereto. If any article, section, portion, subsection or subportion of this Agreement shall be determined to be unenforceable or invalid, then such article, section, portion, subsection or subportion shall be modified in the letter and spirit of this Agreement to the extent permitted by applicable law so as to be rendered valid and any such determination shall not affect the remainder of this Agreement, which shall be and remain binding and effective as against all parties hereto. For purposes of this Agreement, all references to the Corporation shall include all subsidiaries of the Corporation.

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          IN WITNESS WHEREOF, the parties hereto have duly executed this
Agreement as of the date first above written.


                              --------------------------------
                              David A. Higson


                              ESQUIRE COMMUNICATIONS LTD.


                              By:
                                 -----------------------------